Exhibit 10.37

February 23, 2009

Mr. Timothy Shannon, M.D.

President & Chief Executive Officer

CuraGen Corporation

322 East Main Street

Branford, CT 06405

Re:	Amendment to Employment Agreement

Dear Mr. Shannon:

You and CuraGen Corporation (“CuraGen”) are parties to an Amended and Restated Employment Agreement, entered into as of September 19, 2007, which amended and restated the Employment Agreement originally dated as of September 9, 2002 (the “Employment Agreement”), which outlines the terms and conditions of your employment with CuraGen. In light of recent tax legislation under Section 409A of the Internal Revenue Code (“Section 409A”), you and CuraGen mutually desire to amend certain provisions of the Employment Agreement as set forth below:

1. Section 11(E)

Section 11(E) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

All payments and benefits set forth in Sections 11(B)-(D) are contingent on Executive’s execution (without revocation) of a separation agreement that is in a form acceptable to the Company and contains a full waiver and release of claims against the Company (the “Release”), within twenty-one (21) days of the date of the Executive’s termination of employment (on which date the separation agreement will be provided to the Executive). The payments and benefits set forth in Sections 11(B)-(D) shall commence on the 30th day following the Executive’s termination of employment, subject to the receipt of the Release and the expiration of any applicable revocation period as of such date.

2. Section 11(F)

Section 11(F) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

(i) Subject to this Section 11(F), severance payments and benefits payable to Executive under the Employment Agreement shall begin only upon the date of Executive’s “separation from service” (determined as set forth below) which occurs on or after the termination of

Executive’s service with CuraGen. The following rules shall apply with respect to distribution of the severance payments and benefits, if any, to be provided to Executive under the Employment Agreement, as applicable:

(1) It is intended that each installment of the severance payments and benefits provided under the Employment Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither CuraGen nor Executive shall have the right to accelerate or defer the delivery of any such severance payments except to the extent specifically permitted or required by Section 409A.

(2) If, as of the date of Executive’s “separation from service” from CuraGen, Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in the Employment Agreement.

(3) If, as of the date of Executive’s “separation from service” from CuraGen, Executive is a “specified employee” (within the meaning of Section 409A), then:

(a) Each installment of the severance payments and benefits due under the Employment Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when Executive’s separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

(b) Each installment of the severance payments and benefits due under the Employment Agreement that is not described in Section 11(F)(i)(3)(a) and that would, absent this subsection, be paid within the six-month period following Executive’s “separation from service” from CuraGen shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1 (b)(9)(iii) must be paid no later than the last day of Executive’s second taxable year following the taxable year in which the separation from service occurs.

(ii) The determination of whether and when Executive’s separation from service from CuraGen has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).

(iii) All reimbursements and in-kind benefits provided under the Employment Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.

3. Section 14(H)

The following sentence shall be added to the end of Section 14(H) of the Employment Agreement:

To the extent that the total payments to the Executive are reduced pursuant to the preceding sentence, such payments shall be reduced in the following order: accelerated vesting of stock options, then accelerated vesting of restricted stock, then cash severance, then benefits.

Except as specifically provided herein, all other terms of the Employment Agreement shall remain in full force and effect. If the terms of this amendment are acceptable to you, please sign and return the copy of this amendment enclosed for that purpose to Nathalie Richard, Director of Human Resources.

Sincerely,

CuraGen Corporation

By:	/s/ John H. Forsgren
Title:	Chairman

The foregoing correctly sets forth the terms of my continued employment with CuraGen Corporation. I am not relying on any representations other than as set out in the Employment Agreement and the amendment thereto set forth above. I have been given a reasonable amount of time to consider this amendment and to consult an attorney and/or advisor of my choosing. I have carefully read this amendment, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign my name of my own free act.

Name:	/s/ Timothy M. Shannon

Date:	3-5-2009